Exhibit 99.1

Vaughan Foods, Inc. Reports Profitable 1st Quarter

Gross Profit Margin Increases to 12.7% of Revenue

Q1 EBITDA increases $900,000 to $1.1 million

MOORE, Okla., May 11, 2010 -- Vaughan Foods, Inc. (OTCBB:FOOD.OB), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced its operating results for the first quarter ended March 31, 2010.

Vaughan recorded net income of $0.1 million, or $0.02 per share, compared to a net loss of $0.3 million or $0.06 per share in the comparable quarter of 2009. Gross profit increased to 12.7 percent in the first quarter of 2010 from 8.7 percent in the first quarter of 2009.

Revenues were lower by 2.8% in the first quarter compared to the year-earlier quarter. The Company has been focused on operational and margin improvement and less on top line revenues over the past year. However, Vaughan has a robust sales pipeline and will increase its emphasis on top line growth during 2010.

The improved results are attributable to several factors, including efficiencies in production labor and ingredient costs partially attributable to the benefits of the Company’s implementation of its Enterprise Resource Planning (“ERP”) system in the first quarter of 2010, continued stability in commodity raw material costs, and further stabilization of the Company’s work force.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) improved to $1.1 million in the first quarter of 2010 compared with $0.2 million in the year-earlier quarter. The Company repaid long-term debt and capital leases of $0.2 million and reduced the amount outstanding on its revolving line of credit by $0.3 million to $2.0 million.

On February 24, 2010, the Company closed a private placement financing, wherein it raised $1.9 million consisting of a combination of restricted common stock and restricted warrants, strengthening its capital and liquidity position.

“Our first quarter profit reflects improvements in cost structure, systems and overall efficiencies in the operations of our company,”said Herb Grimes, Chairman and CEO of Vaughan Foods. As we enter our seasonal peak volume period, we have the ability to make informed and timely decisions that allow us to balance our pricing, costs and the needs of our customers. Accordingly, we expect that our positive trends will continue,” concluded Mr. Grimes.

Investor Conference Call

Management will host an investor conference call on Wednesday, May 12, 2010 at 10:00 a.m. ET to discuss these results.

Interested parties should call (877) 353-0040 (domestic) or (970) 315-0529 (international) at least 5 minutes before the scheduled start time (no passcode required). You may also access this call via the Internet at:

http://www.vaughanfoods.com

For those who are unavailable to listen to the live broadcast, a replay will be available through June 4, 2010 and can be accessed by dialing (800) 642-1687 (domestic), and (706) 645-9291 (international). The conference ID is 73235977.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management's assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company's Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com

Vaughan Foods, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$—	$—
Cash receipts subject to account control agreement	433	523
Accounts receivable, net of allowance for credit losses of $157,692 at March 31, 2010 and $106,375 at December 31, 2009	6,043	5,312
Inventories	2,970	3,055
Prepaid expenses and other assets	217	211
Deferred tax assets	351	265

Total current assets	10,014	9,366

Restricted assets:
Cash	528	528
Investments	724	541

Total restricted assets	1,252	1,069

Property and equipment, net	15,724	15,797
Other assets:
Loan origination fees, net of amortization	292	422
Intangible assets	69	77
Deferred tax assets, noncurrent	2,455	2,656

Total assets	$29,806	$29,387

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,893	$8,432
Disbursements in transit	1,392	1,270
Line of credit	1,984	2,322
Note payable to former owners of Allison’s Gourmet Kitchens, LP	872	876
Accrued liabilities	1,945	1,393
Current portion of long-term debt	1,608	1,138
Current portion of capital lease obligation	41	94

Total current liabilities	14,735	15,525

Long term liabilities:
Long-term debt, net of current portion	6,316	6,944
Deferred gain on sale of assets	35	43

Total long-term liabilities	6,351	6,987

Total stockholders’ equity	8,720	6,875

Total liabilities and stockholders’ equity	$29,806	$29,387

Vaughan Foods, Inc.
Consolidated Statements of Operations
(dollars in thousands)

	Three Months Ended March 31,
	2010	2009
Net sales	$21,696	$22,319
Cost of sales	18,934	20,368

Gross profit	2,762	1,951

Selling, general and administrative	2,270	2,150

Operating income	492	(199)
Interest expense	(269)	(226)
Other income, net	9	(4)

Income (loss) before income taxes	232	(429)
Income tax expense (benefit)	115	(163)

Net income (loss)	$117	$(266)

Weighted average Shares outstanding
Basic and diluted	6,526,077	4,623,077
Net income (loss) per share basic and diluted	$0.02	$(0.06)

Vaughan Foods, Inc.
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2010 and 2009
(dollars in thousands)

	2010	2009
Cash flows from operating activities:
Net (loss)	$117	$(266)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	727	455
Provision for credit losses	51	—
(Gain) loss on sale of asset	(9)	4
Stock based compensation expense	22	27
Deferred income taxes	115	(163)
Changes in operating assets and liabilities:
Accounts receivable	(783)	(1,060)
Inventories	85	(164)
Prepaid expenses and other assets	(6)	(49)
Accounts payable	(1,538)	1,373
Disbursements in transit	122	(235)
Accrued liabilities	552	310

Net cash provided by operating activities	(545)	232

Cash flows from investing activities:
Purchases of property and equipment	(516)	(208)
Investments in Restricted assets	(182)	(598)

Net cash (used in) investing activities	(698)	(806)

Cash flows from financing activities:
Payments of loan origination fees	—	(176)
Proceeds from stock issue	1,706	—
Proceeds from line of credit	—	2,778
Repayments of line of credit	(338)	(1,000)
Cash receipts subject to account control agreement	90	(837)
Repayment of notes payable to former owners of Allison’s Gourmet Kitchens, LP	(3)	—
Repayment of long-term debt and capital leases	(212)	(191)

Net cash (used in) financing activities	1,243	574

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

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